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                                                                       Exhibit 5


                                                    1650 Arch Street
                                                    22nd Floor
                                                    Philadelphia, PA 19103-2097
        WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP

                                                    T: 215 977 2000
                                                    P: 215 977 2334
                                                    www.wolfblock.com

                                  June 26, 2002

Philadelphia Consolidated Holding Corp.
One Bala Plaza, Suite 100
Bala Cynwyd, PA  19004

RE: Registration Statement on Form S-8 Relating to the Philadelphia Consolidated
    Holding Corp. Employee's Stock Option Plan (Amended and Restated Effective March 24, 2002)

Ladies and Gentlemen:

         As counsel to Philadelphia Consolidated Holding Corp., a Pennsylvania corporation (the "Company"), we have assisted in the preparation of the registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 1,025,000 shares of the Company's Common Stock, no par value (the "Common Stock"), which may be issued under the Philadelphia Consolidated Holding Corp. Employee's Stock Option Plan (Amended and Restated effective March 24, 2002)(the "Plan").

         In this connection, we have examined and considered the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Articles of Incorporation, as amended, its Bylaws, as amended, the Plan, resolutions of the Company's Board of Directors, and such other certificates, records and documents relating to the Company and the issuance and sale of the Common Stock covered by the Registration Statement and such matters of law as we have deemed appropriate for purposes of rendering this opinion.

         In all examinations of documents, instruments and other papers, we have assumed the genuineness of all signatures on original and certified copies of documents and the conformity to originals of all documents submitted to us as conformed, photostat or other copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

         The 1,025,000 shares of Common Stock to which the Registration
Statement relates may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including applicable rules and regulations, in effect on the date hereof. We assume no obligation to update this opinion.
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         Based on the foregoing examination and information thus supplied, it is our opinion that the 1,025,000 shares of Common Stock covered by the Registration Statement and to be offered under the Plan are duly authorized and, when issued and sold by the Company pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

         Our examination of law relevant to the matters covered by this opinion is limited to Pennsylvania law. Accordingly, we express no opinions as to matters governed by the laws of any other state or jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

                                Very truly yours,

                   /s/ Wolf, Block, Schorr and Solis-Cohen LLP





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